Exhibit 10.15

ASPEN AEROGELS, INC.

BONUS PLAN

ARTICLE 1

Purpose

1.1 Purpose. The purpose of the Bonus Plan (the “Plan”) is to promote the creation of value for shareholders of Aspen Aerogels, Inc. (the “Company”) by closely aligning the interests of Participants with those goals and expectations established for the Company by the Board of Directors of the Company (the “Board”).

ARTICLE 2

Eligibility

2.1 Eligibility. Each individual who has been selected to participate in the Plan (the “Participants”) shall be issued a participation letter (a “Participation Letter”) setting forth the terms and conditions of such Participant’s participation in the Plan as determined by the Administrator (defined below) in its sole discretion.

ARTICLE 3

Bonus Opportunity

3.1 Bonus Opportunity. Each Participation Letter shall set forth a target bonus opportunity level for each Participant (whether as a percentage of a Participant’s then current base salary or as a dollar amount or otherwise as determined by the Administrator). The incentive bonus opportunity represents a target cash award (“Target Award”) with payment contingent upon achievement of specified performance metrics set forth in the Participation Letter over the applicable performance period set forth in the Participation Letter (the “Performance Period”).

3.2 Performance Metrics.

3.2.1 Participant Designations. Each Participation Letter shall classify a Participant as either a sales representative, technical support personnel, corporate personnel or other.

3.2.2 Performance Metrics. Each Participation Letter shall set forth and establish the performance metrics or goals to be applicable for a Participant. Performance metrics shall be established by the Administrator and may include, but are not limited to, attaining a “segment revenue” goal as set forth in a Participation letter (the “Segment Goal”), attaining a Company revenue goal as set forth in a Participation Letter (the “Company Goal”), attaining individual “motivation by objective goals” as set forth in a Participation Letter (the “MBO Goals”, attaining a Company Adjusted EBITDA goal as set forth in a Participation Letter (the “Adjusted EBITDA Goal”) and collectively with the Segment Goal, the Company Goal and the MBO Goals and such other performance metrics that will be established from time to time, “Goals”). “Segment revenue” means that portion of Company revenue derived from the geographical region and/or business group assigned to a Participant or group of Participants as detailed on a Participation Letter. “Company revenue” and “Adjusted EBITDA” shall be based upon and conclusively determined by reference to the Company’s audited financials. The calculation of “Adjusted EBITDA” shall assume the achievement of (i) 100% of all Goals by all Participants under the Plan and (ii) 100% of all goals by all participants under the Company’s sales bonus plan in effect for the applicable year, in each case, without further adjustment for the amounts actually awarded under the Plan or the sales bonus plan.

3.2.3 Allocation of Performance Metrics. Each Participation Letter shall set forth and establish a percentage allocation of a Target Award that will correlate to the Goals set forth in a Participation Letter. The designated percentage of the Target Award will be achieved based on achievement of the applicable Goals.

3.2.4 Thresholds. Each Participation Letter shall set forth and establish minimum threshold achievement levels applicable to one or more Goals, with such thresholds expressed as a percentage achievement of the underlying Goal. Partial payments of a Target Award allocated to such a Goal shall be made above such thresholds. Certain Goals may have 100% thresholds, in which case, the Goal must be achieved in order for a Target Award allocated to such a Goal to be payable.

3.2.5 Upside Payouts. The Participation Letter may also set forth additional payments above the Target Award in the event that one or more Goals are exceeded.

3.3 Additional Goals/Special Awards. The Administrator may in its sole discretion include such other goals and awards in the Participation Letter.

3.4 Payment. Following the completion of the Performance Period, the Administrator shall determine the level of performance achieved in respect of the Goals set forth in a Participation Letter for the Performance Period. Upon approval and certification by the Administrator of the achieved performance, payment in cash, less any applicable tax withholdings, shall be made to each eligible Participant as soon as practicable but no later than March 15 of the calendar year immediately following the Performance Period in a single lump sum.

3.5 Continued Service. Except as described in the following sentence, if a Participant voluntarily terminates employment during a Performance Period, the Participant will not be eligible for a payment. If a Participant is terminated by the Company other than for cause, or “retires” from the Company, as contemplated by the Company’s retirement policy as then in effect, the Participant will receive a prorated payout based on the date of termination of employment and achievement of Goals at such time as payment is otherwise made to other Participants under the Plan. “Cause” means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, or (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant.

The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company. “Affiliate” means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

ARTICLE 4

Administration

4.1 Administration. The Compensation Committee of the Board shall be the administrator of the Plan (the “Administrator”) until such time as the Board shall otherwise determine. The Administrator may delegate such of its duties to officers of the Company as it shall determine consistent with then applicable laws, rules and regulations.

4.2 Authority of Administrator. The Administrator shall have authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to adopt, establish and revise rules, procedures and regulations relating to the Plan, to determine the conditions subject to which any benefits may be payable, to resolve all factual and legal questions concerning the status of the Participants and others under the Plan, including but not limited to, eligibility for benefits and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Benefits under this Plan will be payable only if the Administrator decides in its sole discretion that the applicant is entitled to them under the Plan. The determinations, interpretations, and regulations of the Administrator and the calculations of the Administrator shall be final and binding on all persons and parties concerned.

ARTICLE 5

Amendment and Termination of the Plan

5.1 Amendment and Termination of the Plan. The Administrator reserves the power to alter, amend, wholly revise or terminate the Plan at any time and from time to time and the interest of each Participant is subject to the powers so reserved; provided, however, that no amendment or termination shall be effective without the consent of a Participant to the extent that it would have a materially adverse impact on a Participant’s economic benefit under any Participation Letter.

ARTICLE 6

Miscellaneous

6.1 Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

6.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

6.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company.

6.4 Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.

6.5 Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.